EXHIBIT A

SHARE TRANSFER AGREEMENT

SHARE TRANSFER AGREEMENT, dated as of May 18, 2018 (this “Agreement”), between Competrol Establishment, a Liechtenstein establishment (anstalt) formed under the laws of Liechtenstein (the “Seller”), and Olayan Saudi Holding Company, a company formed under the laws of the Kingdom of Saudi Arabia (the “Buyer”).

WHEREAS, the Seller owns three million (3,000,000) ordinary shares of no par value (the “Ordinary Shares”) and three million (3,000,000) warrants (together with the Ordinary Shares, the “Units”) of National Energy Services Reunited Corp., a company formed under the laws of the British Virgin Islands (the “Company”);

WHEREAS, the Seller desires to transfer to the Buyer the Units (the “Transfer”), and the Buyer desires to receive the Units;

WHEREAS, at the closing of the Transfer on the date hereof (the “Closing”), the Buyer will pay to the Seller the Purchase Price (as defined herein);

WHEREAS, the Transfer has been duly authorized by each of the Buyer and the Seller; and

WHEREAS, the Seller and the Buyer have agreed that, from Closing, (i) the Units shall be registered in the name of the Seller, and (ii) the Seller shall hold, as nominee for the Buyer, the Units and all related rights and interests thereto, the Seller having itself no beneficial ownership, as such term is defined in Rule 13d-3 of the U.S. Securities and Exchange Act of 1934 (“beneficial ownership”), in the Units.

NOW, THEREFORE, in consideration of mutual promises, representations, warranties, agreements and covenants hereinafter set forth, each of the parties hereto hereby agrees as follows:

1.            Definitions.  For purposes of this Agreement:

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities, claims, costs, charges and obligations, whether accrued or fixed, direct or indirect, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, action, governmental order, or bankruptcy, dissolution or liquidation proceeding, and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” means $30,000,000, such Purchase Price being the cost at which the Units were acquired by the Seller from the Company.

2.            Closing. (a)     The Closing shall take place at the offices of the Seller or at such other place as the Seller and the Buyer may mutually agree (the “Closing Date”) on May 18, 2018, subject to Section 3.

(b)        At the Closing, the Seller shall, subject to the terms of Section 3 and Section 4, sell, transfer and convey to the Buyer, and the Buyer shall acquire, assume and accept, the Units, effective as of the Closing Date.  The Transfer shall include all rights, including sole voting, economic, disposition or other rights associated with, attached to or otherwise arising from the Unit, obligations and Liabilities attached to the Units as of the Closing Date.

(c)        At the Closing, the Buyer shall pay to the Seller the Purchase Price in U.S. dollars by wire transfer of immediately available funds to the following account of the Seller:

Account Name:	Competrol Establishment
Account Number:	882543
Custodian Name:	HSBC Bank PLC HSBC Securities Services, 8 Canada Square, London, E14 5HQ Tel: 02070058000

3.            Condition Precedent to Obligations of the Buyer and the Seller.  The Transfer and the Closing in accordance with the terms hereof is subject to the Company obtaining the approval of the Company’s shareholders on May 18, 2018 with respect to its proposed business combination with Gulf Energy SAOC and NPS Holdings Limited.

4.            Nominee Arrangement.

(a)          The Seller hereby acknowledges, declares, covenants and agrees that:

(1)          The Seller shall hold the Units, and all right, title and interest therein and benefit to be derived therefrom, only as nominee for an on behalf of the Buyer;

(2)          The Seller has no beneficial ownership in the Units; and

(3)          All attributes of the beneficial ownership of the Units shall be and remain in Buyer.

(b)          The Seller covenants and agrees that it shall at all times and from time to time deal with the Units as nominee for the Buyer only in accordance with the written or oral instructions and directions of the Buyer and not otherwise; and that it will do no act relating to the Units without the express authorization and direction of the Buyer, and that it has no active or independent duties to perform in respect of the Units except as may be specifically provided for herein.

(c)          The Seller shall enter into, and execute and deliver as nominee for the Buyer only, all such instruments as may from time to time be requested by the Buyer in connection with the Units.  The Seller shall not have or exercise any voting rights, or have or exercise any discretion, in respect of the Units except as directed by the Buyer.

(d)          The Seller acknowledges, declares, covenants and agrees that all dividends, distributions, revenue or other payments of any nature or kind arising from or related to the Units or the use thereof shall belong beneficially to the Buyer, and that the Seller has no beneficial interest in such dividends, distributions or other payments.  The Seller shall promptly remit to the Buyer all dividends, distributions or other payments of any nature or kind arising from or related to the Units, which may be received by the Seller as nominal party to the Units or any related instrument.  The Seller shall incur no liability to any Person for making any such remittance as directed in any notice from any secured creditor, or, in the absence of such notice, pursuant to a direction from the Buyer.  The Seller shall, at the request and expense of the Buyer, account to the Buyer for all sums received with respect to the Units.

(e)          The Seller shall promptly deliver to the Buyer all proxy statements, information statements, offers to purchase, annual reports, quarterly reports and other materials received by the Seller that relate in any way to the Units.

(f)          The Seller shall promptly transmit to the Buyer copies of all notices, claims, demands or other communications that the Seller may receive and that relate in any way to the Units.  The Seller, upon the request of the Buyer, shall be a nominal party to any action in response to or as a consequence of any such matter.  Any such action, proceeding, negotiation or other response shall be conducted by the Buyer, with counsel selected by the Buyer, and the Seller shall not, nor shall it be obligated to, take any such action itself, its only obligation being that of a nominal party thereto.

(g)          The Buyer acknowledges, declares, covenants and agrees that it shall be responsible for all encumbrances, charges, costs, expenses, losses, damages, claims, demands and Liabilities in any way arising from or related to the Units, that Seller has no active duties to perform in connection with the Units, and that all obligations, responsibilities, acts or omissions pertaining to the Units shall be the responsibility of and shall be performed or omitted to be performed by the Buyer.

(h)          The Buyer hereby releases the Seller from any and all liability that the Seller may incur in respect of any action taken by the Seller either pursuant to the authorization or direction of the Buyer or pursuant to the terms of this Agreement.

(i)          It is understood and agreed between the Buyer and the Seller that the relationship between them shall be that of principal and bare nominee only, that there is no intention to create a relationship of partnership, or agency between the Buyer and the Seller, and that this Agreement should not be construed to create any trust, association or joint venture between the Buyer and the Seller.

5.            Representations and Warranties of the Seller.  The Seller represents and warrants to, and agrees with, the Buyer as set forth below.  Each representation, warranty and agreement is made as of the date hereof:

(a)          Organization and Qualification.  The Seller has been duly organized and is validly existing in good standing under the Laws of its jurisdiction of organization.

(b)          Authority.  The Seller hereby declares that it has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Seller has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)          Issuance.  The Seller warrants that it is the true owner of the Units and is absolutely entitled to all of their rights and benefits. The Seller’s ownership interest in the Units to be transferred to the Buyer, when such Units are transferred against payment therefor in accordance with the terms hereof, will be duly and validly authorized, fully paid and non-assessable, free and clear of all taxes, liens, encumbrances, preemptive rights, rights of first refusal, subscription and similar rights.

(d)          Execution and Delivery; Enforceability.  This Agreement has been, or prior to the Closing Date will be, duly and validly executed and delivered by the Seller, and constitutes, or will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(e)          Private Placement.  The Seller hereby acknowledges that this Transfer will be, and agrees to conduct this Transfer in every respect as, a private transaction not involving a distribution of the Units.

6.            Representations and Warranties of the Buyer.  The Buyer represents and warrants to, and agrees with, the Seller as set forth below. Each representation, warranty and agreement is made as of the date hereof:

(a)          Authority.  The Buyer hereby declares that it has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Buyer has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)          Execution and Delivery; Enforceability.  This Agreement has been, or prior to the Closing Date will be, duly and validly executed and delivered by the Buyer, and constitutes, or will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(c)          Private Placement. The Buyer hereby acknowledges that this Transfer will be, and agrees to conduct this Transfer in every respect as, a private transaction not involving a distribution of the Units.

7.           Survival of Representations and Warranties.  The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation at any time made by or on behalf of any party hereto until the date that is one (1) year after the Closing Date and the covenants shall survive in accordance with their specific terms; provided, however, the representations and warranties contained in Sections 5(b), (c), (d) and (e) and Sections 6(a), (b), and (c) shall survive indefinitely.

8.           Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses; provided, for the avoidance of doubt, that any transfer taxes that may be imposed as a result of the Transfer shall be borne solely by the party or parties required by applicable Law to pay such taxes, if any.

9.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by electronic mail or facsimile (with a copy simultaneously sent by overnight courier service) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

If to the Seller:

Competrol Establishment
Fundationsanstalt Heiligkreuz 6
Vaduz
FL-9490 Liechtenstein
Attention:  Samer Yaghnam and Adel Kasaji
E-mail:  s.yaghnam@olayangroup.com; a.kasaji@olayangroup.com

If to the Buyer:

Olayan Saudi Holding Company
P.O. Box 8772, Olayan Center, Ahsaa Street
Riyadh, Saudi Arabia 11492
Attention: Judeh Bahnan and Asad Zain
E-mail: j.bahnan@olayangroup.com; a.zain@olayangroup.com

10.          Headings and References; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. References to “$” are to U.S. dollars.

11.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

13.          Assignment.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such party), as the case may be, and any attempted assignment without such consent shall be null and void.

14.          Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 15.

15.          Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

16.          Specific Performance.  Each of the parties acknowledges and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached by such party, that the other parties may have no adequate remedy at Law and that monetary damages may not be a sufficient remedy for any such failure or breach. Accordingly, each party shall be entitled, in addition to any other rights such party may have (whether at Law, in equity or by contract), to seek specific performance of the terms of this Agreement, including an injunction or injunctions to specifically enforce the terms and provisions hereof in any court of competent jurisdiction described in Section 19, without the necessity of posting any bond or other security and without the necessity of establishing that monetary damages would not be an adequate remedy.

17.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

18.          WAIVER OF TRIAL BY JURY.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.          Consent to Jurisdiction.  Any and all legal actions and proceedings by a party concerning, relating to, or arising out of this Agreement or its enforcement shall be submitted to the exclusive jurisdiction of the United States federal courts sitting in New York City, New York or any New York State court sitting in New York City, New York. Each of the parties hereby consents and submits to the jurisdiction of the aforesaid courts and waives and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or its enforcement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party, that venue before any such court is improper, that any such court is an inconvenient forum, or that such legal action or proceeding should be transferred from any such court for any other reason.

20.          Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile or portable document format (.pdf) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPETROL ESTABLISHMENT

By:
Name:
Title:

OLAYAN SAUDI HOLDING COMPANY

By:
Name:
Title:

[Signature Page to the Share Transfer Agreement]